Exhibit 99.1

[CTA PUBLIC RELATIONS LETTERHEAD]

FOR IMMEDIATE RELEASE

November 7, 2003

CONTACT:	Jacobs Entertainment, Inc.

Stephen R. Roark, President of Casino Operations and

Chief Financial Officer

303-582-1117 ext. 7249

Jacobs Entertainment, Inc. Reports Third Quarter and Nine Months Results

BLACK HAWK, Colorado – Jacobs Entertainment, Inc. (JEI), an owner and operator of multiple gaming properties, today announced unaudited financial results for its third quarter and nine-month period ended September 30, 2003.

Net revenue for the third quarter of 2003 was $44.2 million approximately equal to the third quarter in the previous year. Net income for the third quarter of 2003 was $770,000 compared to net income of $1.8 million in the same quarter in the previous year.

Net revenue for the nine-month period ended September 30, 2003 was $129.2 million compared to $112.9 million for the nine-month period ended September 30, 2002. Net income for the nine-month period ended September 30, 2003 was $3.2 million compared to $2.9 million for the same period in the previous year.

Due to the significance of the acquisitions occurring on February 22, 2002, whereby JEI became a geographically diversified gaming and pari-mutuel wagering company with properties in several states, the overall composition of our financial position and the results of our operations have significantly changed for the nine month period ended September 30, 2003 as compared to the nine month period ended September 30, 2002. As a result of the combination of the different entities and periods covered by the various transactions, a comparison between these two periods on a historical basis is not meaningful. Additional pro forma information is available in JEI’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2003.

JEI will host a conference call to discuss its third quarter and nine-month period ended September 30, 2003 operating results. The conference call will be held at 1:00 p.m. Eastern Time on Monday, November 10, 2003, and will be hosted by Stephen R. Roark, President of Casino Operations and CFO for JEI and Ian M. Stewart, President of Pari-Mutuel and Video Poker Operations, along with other members of the management team of various subsidiary companies of JEI.

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To participate in the JEI conference call on Monday, November 10, 2003, at 1:00 p.m. Eastern Time, please dial (800) 289-0528 and give confirmation code #126570. Please call 5-7 minutes before the call is to begin.

If you are unable to join the JEI conference call, you may access a replay of the call starting at 4 p.m. Eastern Time on Monday, November 10, 2003. To access the replay, please dial (888) 203-1112 and reference the confirmation code #126570. The replay will be available at 4 p.m. Eastern Time on Monday, November 10 and will continue until Midnight Eastern Time, Wednesday, November 12, 2003.

Based in Black Hawk, Colorado, Jacobs Entertainment is the owner and operator of the Lodge Casino at Black Hawk, the Gilpin Hotel Casino in Black Hawk, The Gold Dust West Casino in Reno, Nevada (the casino properties), Colonial Downs Racetrack, and four related off-track wagering facilities in Virginia and seven truck plaza video gaming facilities in Louisiana.

Our business and financial performance are subject to a number of risks and uncertainties that might adversely affect our operating results in the future in a material way: intensity of competition, our ability to meet debt obligations, regulatory compliance, taxation levels, effects of national and regional economic and market conditions, labor and marketing costs, success of our diversification plan and the successful integration of our operations.

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JACOBS ENTERTAINMENT, INC.

FINANCIAL HIGHLIGHTS (unaudited)

(dollars in thousands)

SELECTED INCOME STATEMENT DATA

	Three Months Ended September 30		Nine Months Ended September 30
	2003	2002	2003	2002
Revenue:
Casinos	$25,576	$25,537	$72,520	$60,295
Truck stops	5,757	5,399	18,297	15,969
Pari mutuel	7,067	7,562	21,652	21,310
Food, beverage, fuel & other	10,883	9,840	31,793	25,066
Promotional allowances	(5,116)	(4,236)	(15,013)	(9,743)
Net revenue	$44,167	$44,102	$129,249	$112,897
Total Cost and Expenses	$38,456	$37,408	$111,393	$95,140
Net Income	$770	$1,786	$3,231	$2,855

SELECTED BALANCE SHEET DATA

	September 30 2003	December 31 2002
Total Assets	$239,151	$236,226
Total Liabilities	$171,158	$171,464
Stockholders’ Equity	$67,993	$64,762

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EBITDA (earnings before interest, taxes, depreciation and amortization) is a non-GAAP financial measure that management believes is useful because it allows investors and management to evaluate and compare the Company’s operating results from continuing operations from period to period in a meaningful and consistent manner in addition to standard GAAP financial measures. Management internally evaluates the performance of its properties using EBITDA measures as do most analysts following the gaming industry. EBITDA is also a component of certain financial covenants in the Company’s debt agreements. This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States of America, such as net income, nor should it be considered as an indicator of our overall financial performance. Our calculation of EBITDA may be different from the calculation used by other companies and comparability may be limited.

EBITDA RECONCILIATION

(dollars in thousands)

	Three Months Ended September 30		Nine Months Ended September 30
	2003	2002	2003	2002
Net income as reported above	$770	$1,786	$3,231	$2,855
Add:
Interest, net	4,941	4,908	14,625	13,095
Depreciation and amortization	2,358	2,410	6,728	6,120
EBITDA	$8,089	$9,104	$24,584	$22,070

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